Scientific Industries Announces Appointment of Dr. Jürgen Schumacher to the Board of Directors

BOHEMIA, NY and PITTSBURGH, PA /April 30, 2021 / Scientific Industries, Inc. (OTCQB: SCND) today announced the appointment of Dr. Jürgen Schumacher to the Company’s Board of Directors.

Dr. Jürgen Schumacher is an internationally recognized German entrepreneur with more than 35 years of expertise in the biotech industry. Dr. Schumacher co-founded Qiagen AG, one of Germany’s largest biotechnology companies, NewLab Bioquality AG, which was acquired by Charles River Laboratories International Inc., BiBiTech and Algiax Pharmaceuticals. Dr. Schumacher advises and invests in promising biotech business models.

Dr. Schumacher holds a PhD in Biology from Heinrich Heine University of Düsseldorf and a Diploma in Biology from Technical University of Darmstadt.

John Moore, Chairman of Scientific Industries and President of Scientific Bioprocessing, Inc. (SBI), said, “We are delighted to welcome Dr. Schumacher as director on Scientific Industries’ Board. Jürgen has built a distinguished career within the biotechnology industry and his extensive industry knowledge and experience will be a real asset to the Board. We look forward to working with him in the successful combination of aquila biolabs and Scientific Bioprocessing to create a new digital platform that brings dramatic innovation to bioprocessing and significantly enhances accuracy for improved time-to-market.”

About Scientific Bioprocessing, Inc. (SBI)
SBI is dedicated to providing state-of-the-art instruments, strategies, and technologies to expedite the production of viable cells and therapies with a streamlined process and product consistency. SBI’s mission is to develop sensor technologies and instruments that make cell culture and bioprocessing work easier, experiments more reproducible, and culture conditions better suited to meet experimental objectives. SBI is a subsidiary of Scientific Industries, Inc.  To learn more, visit www.scientificbio.com.

About Scientific Industries, Inc.
Scientific Industries (OTCQB:SCND), is a life science tool provider. It designs, manufactures, and markets laboratory equipment, including the world-renowned Vortex-Genie® 2 Mixer and Torbal® balances, and bioprocessing systems and methods. Scientific Industries’ products are generally used and designed for research purposes in laboratories of universities, hospitals, pharmaceutical companies, medical device manufacturers, and pharmacies. To learn more, visit www.scientificindustries.com.

Safe Harbor Statement
Statements made in this press release that relate to future events, performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual events, performance or results to materially differ. The Company undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in the Company's Securities and Exchange Commission reports, including our annual report on Form 10-K.

Contact:
Sandy Williams
Marketing and Product Manager
Scientific Bioprocessing, Inc.
412-230-8463
media@scientificbio.com
www.scientificbio.com

Investor Contact:
Joe Dorame
Lytham Partners, LLC
Phone: (602) 889-9700
SCND@lythampartners.com

###